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                                [EXHIBIT (a)(3)]

           FORM OF CONFIRMATION OF RECEIPT OF ELECTION TO PARTICIPATE

    [To be sent to all participants by TEKELEC STOCK ADMINISTRATION via email promptly after receipt of the Election to Participate]

This message confirms that Tekelec has received your Election to Participate in the Option Exchange Program. Unless Tekelec Stock Administration receives a Notice of Withdrawal before 9:00 p.m., Pacific Time, on August 29, 2003, the options you have indicated on your Election to Participate and all options granted to you since February 1, 2003 will be cancelled.

If you have any questions about this message, please Karolyn Flesher, Tekelec Stock Plan Administrator, by telephone at (818) 880-7820.